CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated May 29, 2018, accompanying the financial statements of Build America Bonds Income Trust, Series 27 (included in Van Kampen Unit Trusts, Taxable Income Series 232) as of January 31, 2018, and for each of the three years in the period ended January 31, 2018, and the financial highlights for each of the five years in the period ended January 31, 2018, contained in this Post-Effective Amendment No. 8 to Form S-6 (File No. 333-163592) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 29, 2018